Exhibit 99.1

News Release

Contact:         Manolo Zúñiga, President and CEO

BPZ Energy, Inc.

281-556-6200

Lisa Elliott / lelliott@drg-e.com

Jack Lascar / jlascar@drg-e.com

DRG&E / 713-529-6600

BPZ ENERGY EXPANDS MANAGEMENT TEAM WITH APPOINTMENT OF COO, CFO AND CONTROLLER

Manolo Zúñiga assumes additional title of CEO

HOUSTON — May 18, 2005 — BPZ Energy, Inc. (OTCBB: BPZI), today announced the appointment of Frédéric Briens as Chief Operating Officer, Randall D. Keys as Chief Financial Officer, and Edward G. Caminos as Corporate Controller.  Also, in a planned transition, Manolo Zúñiga, President of BPZ Energy, has assumed the additional title of Chief Executive Officer.  The former CEO, Tom Kelly, who was instrumental in bringing the Company public, will continue in an active role on the Board of Directors.

Frédéric Briens, age 45, rejoined BPZ Energy in December 2004 as Vice President of Operations and was recently named Chief Operating Officer.  Mr. Briens is a petroleum engineer with over 20 years of senior level operating experience in international oil and gas projects spanning the globe.  Formerly with Chevron, Conoco, Schlumberger, Lundin Petroleum, and Perenco, in recent years his primary focus has been on reservoir management and production operations in South America, including Venezuela, Colombia, Ecuador and Peru.   Mr. Briens was a co-founder of BPZ (the “B” of “BPZ”) with Manolo Zúñiga in the late 1980’s while completing his Ph.D. in Petroleum Engineering at Texas A&M University.  Mr. Briens also obtained a Masters in Science in Petroleum Engineering from Texas A&M University and an MBA from Colorado State University.  His primary degree was in Engineering at Ecole Centrale de Paris and he is fluent in French and Spanish.

Randall D. Keys, age 46, has been named Chief Financial Officer of BPZ Energy.  Mr. Keys has 25 years of broad-based experience in finance and accounting management with public energy companies and has been working as a financial consultant for BPZ since October 2004.  Prior to BPZ, he served as Chief Financial Officer of Transmeridian Exploration, Inc., Core Laboratories N.V. and 3DX Technologies, Inc.  He also held financial management positions with Santa Fe Energy Resources, Adobe Resources Corp. and Norcen Explorer, Inc.  Mr. Keys began his career with the international public accounting firm of KPMG.   He holds a BBA in Accounting from the University of Texas at Austin and is a Texas Certified Public Accountant.  Mr. Keys also serves as Director and Chairman of the Audit Committee of Far East Energy Corp.

Edward G. Caminos, age 42, joined BPZ Energy as Corporate Controller in January 2005.  Mr. Caminos has over 20 years of diversified experience in senior accounting and finance positions, primarily with international energy companies and is fluent in Spanish.  Prior to joining BPZ, Mr. Caminos gained valuable experience at Duke Energy and Reliant Energy, managing the accounting and financial reporting activities of electric power plants in Latin America and Europe.  He also served as Controller for Latin American operations of a major unit of Schlumberger and as Country Controller in Venezuela for M-I Drilling Fluids.  Mr. Caminos began his career with KPMG and earned a B.S. in Accounting from Bloomsburg University of Pennsylvania.  He is a Certified Public Accountant.

Manolo Zúñiga, President and CEO of BPZ Energy, stated, “These three key individuals bring a wealth of experience to our management team at a time of significant growth for BPZ Energy.  I am particularly pleased to be working with Frédéric again.  The successful execution of our integrated gas-power project in Peru will depend on their collective operational and financial expertise.  I have confidence that we are assembling the right team to achieve our goal to develop significant oil and gas reserves in Peru and supply gas-fired power to the region.”

Houston-based BPZ Energy, Inc. is an oil and gas exploration and production company with properties in northwest Peru and Ecuador.  BPZ has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.7 million acres in four properties in northwest Peru.  It also owns a non-operating interest in a producing property in southwest Ecuador.

 This Press Release contains forward-looking statements based on our current expectations about our company, our properties and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements.  We also face uncertainties regarding our ability to complete required financings and other conditions to the successful development of our business plan.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on these statements.

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